Penn Virginia GP Holdings, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: James W. Dean, Director, Investor Relations

Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA GP HOLDINGS ANNOUNCES UNDERWRITERS'

EXERCISE OF OVER-ALLOTMENT OPTION

RADNOR, PA (BusinessWire) December 13, 2006 - Penn Virginia GP Holdings, L.P. (NYSE: PVG) today announced that the underwriters of its recent initial public offering have exercised their option to purchase an additional 600,000 common units. The closing of the purchase and sale of the additional common units is expected to close on December 18, 2006 and result in $10.4 million of additional net proceeds. The underwriters had a 30-day option to purchase up to 945,000 additional common units.

The purchase and sale of the additional common units is part of the initial public offering of 6,300,000 of PVG common units that was priced and announced on December 4, 2006 and will be consummated at the offering price to the public of $18.50 per common unit. Including the exercise of the over-allotment option, the offering consists of 6,900,000 common units and represents an approximate 17.7% limited partner interest in PVG.

Including the net proceeds from the exercise of the over-allotment option, the net proceeds from the offering of approximately $117.5 million are expected to be used as follows: (i) approximately $112.7 million to purchase 416,444 PVR common units and 4,012,164 PVR Class B Units from Penn Virginia Resource Partners, L.P. (NYSE: PVR); (ii) approximately $2.3 million to make a capital contribution to PVR to maintain PVG's 2% general partner interest; and (iii) the remainder of the proceeds for general partnership purposes. PVR is expected to use the $115.0 million of proceeds from the sale of units and the general partner capital contribution to repay borrowings outstanding under its revolving credit facility.

Lehman Brothers Inc. and UBS Securities LLC acted as joint book-running managers for the offering. In addition, A.G. Edwards & Sons, Inc., RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated acted as co-managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Offers will be made by means of the prospectus. A copy of the prospectus relating to the offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: monica_castillo@adp.com or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone: 212-281-3000.

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Headquartered in Radnor, PA, Penn Virginia GP Holdings, L.P. (NYSE: PVG) is a partnership formed to own the general partner interest, all of the incentive distribution rights and approximately 41.6% of the limited partner interests in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVR and PVG, visit PVR's website at www.pvresource.com.